Exhibit 99.1

FOR IMMEDIATE RELEASE September 2, 2020

Contact Information Below

CoreLogic Announces Senior Executive Appointment

IRVINE, Calif., September 2, 2020 — CoreLogic® (NYSE: CLGX), a leading global property information, analytics and data-enabled solutions provider, today announced that Patrick (Pat) Dodd, a prominent growth-oriented leader in big data and analytics, has joined CoreLogic in the newly created position of Chief Operating and Growth Officer. In this role, Dodd will oversee the Company’s enterprise sales, marketing and customer experience operations and will also lead the development and implementation of CoreLogic’s commercial and go-to-market strategies designed to accelerate revenue growth and product deployment in multiple verticals.

Over the past three decades, Dodd, 53, has held progressively more senior executive leadership positions at Nielsen and predecessor companies, ultimately rising to Chief Commercial Officer of the $3 billion Nielsen Global Connect division in January 2019. Previously, he led Nielsen’s Global Markets Group, helping clients find tailored solutions to unlock growth in over 100 markets around the world. Prior to that, he was responsible for overseeing Nielsen’s business operations in 23 of the world’s fastest-growing markets and held numerous senior leadership positions, including serving as President of Nielsen Europe, China and Canada. He has also held a number of senior commercial roles consulting with major fast-moving consumer goods and retailer clients around the world. He is widely recognized as a thought leader on global consumer trends and various retail sectors and is a regular speaker at industry events.

“Pat will be a tremendous addition to the CoreLogic executive team. His passion for client engagement and building growth-focused teams will enable us to accelerate our already strong organic growth profile. Pat is an innovative and driven leader in the data and analytics space, and he has a track record of inspiring teams to achieve the highest possible levels of performance,” said Frank Martell, president and CEO of CoreLogic.

Dodd earned a Bachelor of Arts degree with honors in Economics from the University of Western Ontario.

About CoreLogic

CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy and protect their homes. For more information, please visit www.corelogic.com.

CORELOGIC and the CoreLogic logo are trademarks of CoreLogic, Inc. and/or its subsidiaries.

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Media Contacts:

Valerie Sheets

Corporate Communications

CoreLogic

newsmedia@corelogic.com